UNANIMOUS WRITTEN CONSENT

IN LIEU OF A MEETING OF THE SHAREHOLDERS AND BOARD OF DIRECTORS OF

big time holdings, INC.

Date: May 18, 2018

Pursuant to Section 141(f) of the Delaware General Corporation Law, as amended, which provides that any action required to be taken at a meeting of the board of directors may be taken without a meeting if all members of the board consent thereto in writing. In accordance with Section 228, any action to be taken at any special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in favor of the action. The undersigned being the sole board director, (the “Board) and sole shareholder of Precise Acquisition, Inc., (“Shareholder”), a Delaware corporation (the “Company”), do hereby take, ratify, affirm, and approve the following actions at the date first written above:

WHEREAS, the Board and the Shareholder have determined they deem it advisable and that in the best interests of the Company for Redux Acquisition, Inc. to sell 21,000,000 shares of restricted common stock, par value $.0001 of the Company which constitutes 98.68% of the total issued and outstanding common stock of the Company to Palewater Global Management, Inc., a Delaware corporation with an address at 30 Wall Street, Level 8, New York, NY 10005;

WHEREAS, the Board has received the resignation of Thomas DeNunzio as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

WHEREAS, the Board has recommended to our shareholder the approval and appointment of Mandla J. Gwadiso as Chairman of the Board of Directors of the Company.

WHEREAS, the Board has recommended to our control shareholder the approval and appointment of Mr. Brian Kistler as our new Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

RESOLVED, that Thomas DeNunzio sell 21,000,000 shares of restricted common stock, par value $.0001 of the Company which constitutes 98.68% of the total issued and outstanding common stock of the Company to Palewater Global Management Inc.;

RESOLVED, that the Board accept the resignation of Thomas DeNunzio as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

RESOLVED, that the Board and Shareholder approves the appointment of Mandla J. Gwadiso as our new Chairman of the Board of Directors and the appointment of Mr. Brian Kistler as our new Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

RESOLVED, that Thomas DeNunzio, our sole officer of the Company be, and he hereby is, authorized and directed to take all such further actions and to execute and deliver all such instruments and documents in the name and on behalf of the Company as in his judgment shall be necessary, proper, or advisable to fully carry out the intent and to accomplish the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the foregoing resolutions were duly adopted and ratified by the Board and Shareholder of the Company as of the 18th day of May 2018.

BIG TIME HOLDINGS, INC.

 By: /s/ Thomas DeNunzio

Title: President and Director

By: /s/ Thomas DeNunzio

Name: Redux Acquisition, Inc.

by: Thomas DeNunzio, its sole member

holding 98.68% of outstanding shares and eligible votes.